Exhibit 99.1
JOSEPH A. MAGLIARDITI NAMED EXECUTIVE VICE PRESIDENT, GAMING OF
MORGANS HOTEL GROUP AND PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
HARD ROCK HOTEL & CASINO LAS VEGAS
Las Vegas — May 25, 2010 — Hard Rock Hotel & Casino and Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today announced the appointment of accomplished senior gaming executive Joseph A. Magliarditi as Executive Vice President, Gaming of MHG and President and Chief Executive Officer of the Hard Rock Hotel & Casino in Las Vegas. Mr. Magliarditi brings over 16 years of hotel and gaming experience to MHG, serving most recently as the Executive Vice President and Chief Operating Officer for The M Resort LLC (“M Resort”) and Marnell Sher Gaming, LLC (“Marnell Sher Gaming”).
“I’m very pleased to welcome Joe to the Hard Rock team,” said Fred Kleisner, Chief Executive Officer of MHG. “With his extensive gaming experience and his active commitment to the Las Vegas tourism industry, Joe will be a strong and valuable addition to the leadership of Morgans Hotel Group.”
“I am excited to join the Morgans Hotel Group and Hard Rock teams,” said Mr. Magliarditi. “Morgans Hotel Group and Hard Rock are two great brands, and I am looking forward to this new opportunity.”
Before joining M Resort and Marnell Sher Gaming, Mr. Magliarditi was the Executive Vice President, Chief Operating Officer and a board member of TRIRIGA INC., an enterprise software company, where he was responsible for developing the long and short-term strategic and financial objectives for the company, as well as managing all aspects of the day-to-day operations. Prior to TRIRIGA INC., Mr. Magliarditi was Vice President of Operations of Harrah’s Entertainment, Inc. and Rio All-Suite Hotel & Casino. Mr. Magliarditi earned his Bachelor of Arts in Economics and Marketing at Niagara University and his MBA at Hofstra University, and he successfully completed advanced study programs at Harvard Business School, Cornell University, School of Hotel Administration and the University of California Los Angeles, Anderson School of Management.
About Hard Rock Hotel & Casino
Hard Rock Hotel & Casino, owned and operated by Morgans Hotel Group Co. (NASDAQ: MHGC) and equity partner DLJ Merchant Banking Partners, is a premier destination entertainment resort situated on 26 acres in Las Vegas. Built in 1995, the property recently completed its $750 million expansion in early 2010. Hard Rock Hotel & Casino offers an energetic entertainment and gaming experience with the services and amenities associated with a boutique luxury resort hotel. The property is known for its innovative nightlife and music scene where such acts as The Rolling Stones, Bon Jovi, Paul McCartney, Incubus, Nine Inch Nails and The Killers have all performed. Features of the property include an 11-story Hard Rock Hotel tower with 640 guest rooms, 17-story Paradise Tower with 490 rooms and suites and the all-suite HRH Tower with 359 suites, eight spa villas and seven penthouse suites; 72,000 square feet of casino space; 80,000 square feet of flexible meeting and convention space; the luxurious Vanity nightclub; Reliquary Water Sanctuary & Spa; BrannonHair salon; 4.8 acres of tropical pool paradise; Rehab, the trendsetting Sunday afternoon pool party; The Joint by Rogue concert venue, home to Supernatural Santana: A Trip Through the Hits; rock club Wasted Space; a 7,000 square feet Poker Lounge; restaurants including Rare 120 steakhouse, the Tuscan-style Italian eatery AGO, world-renowned Nobu, Johnny Smalls, Pink Taco and Mr. Lucky’s 24/7 diner; numerous cocktail lounges; several retail stores; and the Rock Spa/Health Club, a state-of-the-art fitness center. For room availability and additional information call 800.HRD.ROCK (800.473.7625) or visit www.hardrockhotel.com.

About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and is a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles and South Beach, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. Morgans Hotel Group also manages hotels in Isla Verde, Puerto Rico and Playa del Carmen, Mexico. Morgans Hotel Group has other property transactions in various stages of completion, including projects in SoHo, New York and Palm Springs, California. For more information please visit www.morganshotelgroup.com.
Contacts:
Jennifer Foley
Vice President of Public Relations
Morgans Hotel Group
jennifer.foley@morganshotelgroup.com
Jessie Pound
Senior Public Relations Manager
Hard Rock Hotel & Casino
jpound@hrhvegas.com